Exhibit 23.1g

Consent of Independent Registered Public Accounting Firm

The Board of Directors

International Food and Wine and Wine Consultants, Inc:

We hereby consent to the use in this Registration Statement on Form SB-2/Pre-Effective Amendment No. 7 of our report dated July 18, 2006 relating to the balance sheet of International Food and Wine and Wine Consultants, Inc as of October 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for the years ended October 31, 2005 and 2004, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/

Most & Company, LLP,

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Most & Company, LLP

New York, NY

December 14, 2006